Exhibit 5.2

e-mail: adfagundo@applebyglobal.com

	Global Crossing Limited Wessex House 45 Reid Street Hamilton HM 12 Bermuda	direct dial: Tel 441 298 3549 Fax 441 298 3461 your ref: appleby ref: ADF/ss/129397.43

	Dear Sirs	24 June 2010

Bermuda Office Canon’s Court 22 Victoria Street PO Box HM 1179 Hamilton HM EX Bermuda Tel +1 441 295 2244 Fax +1 441 292 8666 applebyglobal.com

We have acted as legal counsel in Bermuda to Global Crossing Limited (“GCL”) and the companies listed in the Second Schedule to this opinion (the “Bermuda Guarantors” and together with GCL, the “Companies”, and individually, the “Company”) in connection with the filing of the Registration Statement on Form S-4 by GCL and its co-registrants listed therein relating to the proposed issuance of (a) US$750,000,000 in aggregate principal amount of GCL’s 12% Senior Secured Notes due 2015 (the “New Notes”) and (b) the guarantees of the New Notes by the Guarantors (the “Guarantees”). GCL has requested that we provide this opinion in connection with the registration statement filed in connection with the registration of the New Notes and Guarantees under the US Securities Act 1933, as amended.

For the purposes of this opinion we have examined and relied upon the documents listed, and in some cases defined, in the First Schedule to this opinion (the “Documents”) together with such other documentation as we have considered requisite to this opinion. Unless otherwise defined herein, capitalised terms have the meanings assigned to them in the Indenture.

Bahrain Bermuda British Virgin Islands Cayman Islands Guernsey Hong Kong Isle of Man Jersey London Mauritius Seychelles Zurich	Assumptions In stating our opinion we have assumed:
	(a)	the authenticity, accuracy and completeness of all Documents and other documentation examined by us submitted to us as originals and the conformity to authentic original documents of all Documents and other such documentation submitted to us as certified, conformed, notarised, faxed or photostatic copies;

	(b)	that each of the Documents and other such documentation which was received by electronic means is complete, intact and in conformity with the transmission as sent;

	(c)	the genuineness of all signatures on the Documents;

	(d)	the authority, capacity and power of each of the persons signing the Documents (other than GCL in respect of the New Notes and the Companies in respect of the Indenture);

	(e)	that any representation, warranty or statement of fact or law, other than as to the laws of Bermuda, made in any of the Documents is true, accurate and complete;

	(f)	that the Indenture constitutes the legal, valid and binding obligations of each of the parties thereto, other than the Companies, under the laws of its jurisdiction of incorporation or its jurisdiction of formation;

	(g)	that each of the New Notes and the Indenture has been validly authorised, executed and delivered by each of the parties thereto, other than the Companies, and the performance thereof is within the capacity and powers of each such party thereto, and that each such party to which the Companies purportedly delivered the New Notes and the Indenture has actually received and accepted delivery of such New Notes and Indenture;

Bahrain Bermuda British Virgin Islands Cayman Islands Guernsey Hong Kong Isle of Man Jersey London Mauritius Seychelles Zurich	(h)	that there are no provisions of the laws or regulations of any jurisdiction other than Bermuda which would be contravened by the execution or delivery of the Indenture or which would have any implication in relation to the opinion expressed herein and that, in so far as any obligation under, or action to be taken under, the Indenture is required to be performed or taken in any jurisdiction outside Bermuda, the performance of such obligation or the taking of such action will constitute a valid and binding obligation of each of the parties thereto under the laws of that jurisdiction and will not be illegal by virtue of the laws of that jurisdiction;

	(i)	that the records which were the subject of the Company Searches were complete and accurate at the time of such search and disclosed all information which is material for the purposes of this opinion and such information has not since the date and time of the Company Searches been materially altered;

	(j)	that the records which were the subject of the Litigation Search were complete and accurate at the time of such search and disclosed all information which is material for the purposes of this opinion and such information has not since the date and time of the Litigation Search been materially altered;

	(k)	that the Resolutions are in full force and effect, have not been rescinded, either in whole or in part, and accurately record the resolutions passed by the Board of Directors of the Company in a meeting which was duly convened and at which a duly constituted quorum was present and voting throughout or adopted by all the Directors of the Company as unanimous written resolutions of the Board and that there is no matter affecting the authority of the Directors to effect entry by the Company into the Indenture, not disclosed by the Constitutional Documents or the Resolutions, which would have any adverse implication in relation to the opinions expressed herein;

	(l)	that the parties to the Indenture (other than the Companies) have no express or constructive knowledge of any circumstance whereby any Director of any of the Companies, when the Board of Directors of those Companies passed or adopted, as applicable the Resolutions, failed to discharge his fiduciary duty owed to the Company and to act honestly and in good faith with a view to the best interests of the Company;

Bahrain Bermuda British Virgin Islands Cayman Islands Guernsey Hong Kong Isle of Man Jersey London Mauritius Seychelles Zurich	(m)	that each of the Companies has entered into its obligations under the Indenture in good faith for the purpose of carrying on its business and that, at the time it did so, there were reasonable grounds for believing that the transactions contemplated by the Indenture would benefit the Company; and
	(n)	that each transaction to be entered into pursuant to the Indenture is entered into in good faith and for full value and will not have the effect of preferring one creditor over another.

Opinion Based upon and subject to the foregoing and subject to the reservations set out below and to any matters not disclosed to us, we are of the opinion that:

	(1)	Each of the Companies is an exempted company incorporated with limited liability and existing under the laws of Bermuda. Each of the Companies possesses the capacity to sue and be sued in its own name and is in good standing under the laws of Bermuda.

	(2)	Each of the Companies has all requisite corporate power and authority to enter into, execute, deliver, and perform its obligations under the Indenture (including in the case of GCL, the issue of the New Notes and in the case of the Bermuda Guarantors, the Guarantees) and to take all action as may be necessary to complete the transactions contemplated thereby.

	(3)	The execution, delivery and performance by GCL of the New Notes and by each of the Companies of the Indenture and the transactions contemplated thereby have been duly authorised by all necessary corporate action on the part of GCL and of each of the Companies respectively.

	(4)	The Indenture has been duly executed and delivered by each of the Companies.

Bahrain Bermuda British Virgin Islands Cayman Islands Guernsey Hong Kong Isle of Man Jersey London Mauritius Seychelles Zurich	Reservations We have the following reservations:
	(a)	We express no opinion as to any law other than Bermuda law and none of the opinions expressed herein relates to compliance with or matters governed by the laws of any jurisdiction except Bermuda. This opinion is limited to Bermuda law as applied by the courts of Bermuda at the date hereof.
	(b)	Where a person is vested with a discretion or may determine a matter in his or its opinion, such discretion may have to be exercised reasonably or such an opinion may have to be based on reasonable grounds.

	(c)	Searches of the Register of Companies at the office of the Registrar of Companies and of the Supreme Court Causes Book at the Registry of the Supreme Court are not conclusive and it should be noted that the Register of Companies and the Supreme Court Causes Book do not reveal:

		(i)	details of matters which have been lodged for filing or registration which as a matter of best practice of the Registrar of Companies or the Registry of the Supreme Court would have or should have been disclosed on the public file, the Causes Book or the Judgment Book, as the case may be, but for whatever reason have not actually been filed or registered or are not disclosed or which, notwithstanding filing or registration, at the date and time the search is concluded are for whatever reason not disclosed or do not appear on the public file, the Causes Book or Judgment Book;

		(ii)	details of matters which should have been lodged for filing or registration at the Registrar of Companies or the Registry of the Supreme Court but have not been lodged for filing or registration at the date the search is concluded;

		(iii)	whether an application to the Supreme Court for a winding-up petition or for the appointment of a receiver or manager has been prepared but not yet been presented or has been presented but does not appear in the Causes Book at the date and time the search is concluded;

		(iv)	whether any arbitration or administrative proceedings are pending or whether any proceedings are threatened, or whether any arbitrator has been appointed; or

Bahrain Bermuda British Virgin Islands Cayman Islands Guernsey Hong Kong Isle of Man Jersey London Mauritius Seychelles Zurich		(v)	whether a receiver or manager has been appointed privately pursuant to the provisions of a debenture or other security, unless notice of the fact has been entered in the Register of Charges in accordance with the provisions of the Act.

Furthermore, in the absence of a statutorily defined system for the registration of charges created by companies incorporated outside Bermuda (“overseas companies”) over their assets located in Bermuda, it is not possible to determine definitively from searches of the Register of Charges maintained by the Registrar of Companies in respect of such overseas companies what charges have been registered over any of their assets located in Bermuda or whether any one charge has priority over any other charge over such assets.

	(d)	In order to issue this opinion we have carried out the Company Searches as referred to in the First Schedule to this opinion and have not enquired as to whether there has been any change since the date of such search.

	(e)	In order to issue this opinion we have carried out the Litigation Search as referred to in the First Schedule to this opinion and have not enquired as to whether there has been any change since the date of such search.

	(f)	In paragraph (1) above, the term “good standing” means that each of the Companies has received a Certificate of Compliance from the Registrar of Companies.

Disclosure

Bahrain Bermuda British Virgin Islands Cayman Islands Guernsey Hong Kong Isle of Man Jersey London Mauritius Seychelles Zurich	This opinion is addressed to you solely for your benefit and is neither to be transmitted to any other person, nor relied upon by any other person or for any other purpose nor quoted or referred to in any public document nor filed with any governmental agency or person, without our prior written consent, except as may be required by law or regulatory authority. However, Lathams & Watkins LLP may rely on this opinion for the purposes of filing the Registration Statement and issuing its opinion with respect to the validity of the securities being issued pursuant to the Registration Statement. We consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of our name in the prospectus contained under the caption “Legal Matters”. In giving such consent, we do not thereby admit that we are included in the category of persons whose consent is required under Section 7 of the U.S. Securities Act 1933 or the rules and regulations of the Commission promulgated thereunder. Further, this opinion speaks as of its date and is strictly limited to the matters stated herein and we assume no obligation to review or update this opinion if applicable law or the existing facts or circumstances should change.

This opinion is governed by and is to be construed in accordance with Bermuda law. It is given on the basis that it will not give rise to any legal proceedings with respect thereto in any jurisdiction other than Bermuda.

Yours faithfully

/s/ Appleby
Appleby

Bahrain Bermuda British Virgin Islands Cayman Islands Guernsey Hong Kong Isle of Man Jersey London Mauritius Seychelles Zurich

		FIRST SCHEDULE

	1.	The entries and filings shown in respect of the Companies on the file of the Companies maintained in the Register of Companies at office of the Registrar of Companies in Hamilton, Bermuda, as revealed by a search on 24 June 2010 at 11:45 am (Bermuda time) with respect to Global Crossing Limited, at 11:10 am (Bermuda time) with respect to Global Crossing Holdings Limited, at 11:40 am (Bermuda time) with respect to Global Crossing Asia Holdings Ltd., at 11:15 am (Bermuda time) with respect to Global Crossing Australia Holdings Ltd., at 11:55 am (Bermuda time) with respect to Global Crossing Network Center Ltd., at 11:30 am (Bermuda time) with respect to Global Crossing International, Ltd., at 11:24 am (Bermuda time) with respect to Atlantic Crossing Ltd., at 11:20 am (Bermuda time) with respect to PAC Panama Ltd., at 11:23 am (Bermuda time) with respect to Global Crossing International Networks Ltd., at 11:50 am (Bermuda time) with respect to Old GMS Holdings Ltd., at 11:25 am (Bermuda time) with respect to GC Crystal Holdings Limited and at 11:35 am (Bermuda time) with respect to South American Crossing Holdings Ltd. (the “Company Searches”).

Bahrain Bermuda British Virgin Islands Cayman Islands Guernsey Hong Kong Isle of Man Jersey London Mauritius Seychelles Zurich	2.	The entries and filings shown in respect of the Companies in the Supreme Court Causes Book maintained at the Registry of the Supreme Court in Hamilton, Bermuda, as revealed by a search on 24 June 2010 at 12:45 pm (Bermuda time) with respect to Global Crossing Limited, at 1:10 pm (Bermuda time) with respect to Global Crossing Holdings Limited, at 12:40 pm (Bermuda time) with respect to Global Crossing Asia Holdings Ltd., at 12:30 pm (Bermuda time) with respect to Global Crossing Australia Holdings Ltd., at 12:55 pm (Bermuda time) with respect to Global Crossing Network Center Ltd., at 12:30 pm (Bermuda time) with respect to Global Crossing International, Ltd., at 1:10 pm (Bermuda time) with respect to Atlantic Crossing Ltd., at 12:35 pm (Bermuda time) with respect to PAC Panama Ltd., at 12:48 pm (Bermuda time) with respect to Global Crossing International Networks Ltd., at 12:50 pm (Bermuda time) with respect to Old GMS Holdings Ltd., at 12:40 pm (Bermuda time) with respect to GC Crystal Holdings Limited and at 1:00 pm (Bermuda time) with respect to South American Crossing Holdings Ltd. (the “Litigation Search”).

	3.	The Certificate of Incorporation, Memorandum of Association and Bye-Laws of each of the Companies (collectively referred to as the “Constitutional Documents”).

	4.	A certified copy of an extract of the minutes of the meeting of the Board of Directors of Global Crossing Limited held on 3 September 2009, and extract of the minutes of the meeting of the pricing committee of the Board of Directors of Global Crossing Limited held on 10 September 2009, the minutes of the meeting of the Board of Directors of Global Crossing Holdings Limited held on 18 September 2009, the minutes of the meeting of the Board of Directors of Global Crossing Asia Holdings Ltd. held on 18 September 2009, the minutes of the meeting of the Board of Directors of Global Crossing Australia Holdings Ltd. held on 18 September 2009, the minutes of the meeting of the Board of Directors of Global Crossing Network Center Ltd. held on 18 September 2009, the minutes of the meeting of the Board of Directors of Global Crossing International, Ltd. held on 18 September 2009, the minutes of the meeting of the Board of Directors of Atlantic Crossing Ltd. held on 18 September 2009, the minutes of the meeting of the Board of Directors of PAC Panama Ltd. held on 18 September 2009, the minutes of the meeting of the Board of Directors of Global Crossing International Networks Ltd. held on 18 September 2009, the minutes of the meeting of the Board of Directors of Old GMS Holdings Ltd. held on 18 September 2009, the minutes of the meeting of the Board of Directors of GC Crystal Holdings Limited held on 18 September 2009 and the minutes of the meeting of the Board of Directors of South American Crossing Holdings Ltd. held on 18 September 2009 and a PDF copy of the unanimous written resolutions of the Board dated 15 June 2010 of each of Atlantic Crossing Ltd., GC Crystal Holdings Ltd., Global Crossing Asia Holdings Ltd., Global Crossing Australia Holdings Ltd., Global Crossing Holdings Limited, Global Crossing International, Ltd., Global Crossing International Networks Ltd., Global Crossing Network Center Ltd., Old GMS Holdings Ltd., PAC Panama Ltd. and South American Crossing Holdings Ltd. (together the “Resolutions”).

	5.	A certified copy of the Register of Directors and Officers of each of the Companies.

Bahrain Bermuda British Virgin Islands Cayman Islands Guernsey Hong Kong Isle of Man Jersey London Mauritius Seychelles Zurich	6.	Certificates of Compliance in respect of the Companies dated 24 June 2010.

	7.	A PDF copy of the Direction issued by the Registrar of Companies for the Minister of Finance in the matter of GCL dated 3 September 2009.

	8.	A PDF copy of the executed Indenture dated September 22, 2009 (the “Indenture”).

	9.	A PDF copy of the Registration Statement on Form S-4 filed on 18 June 2010 under registration number 333-167635 (the “Registration Statement”).

Bahrain Bermuda British Virgin Islands Cayman Islands Guernsey Hong Kong Isle of Man Jersey London Mauritius Seychelles Zurich	10.	Email confirmation from Dennis Lamont, Partner at Latham & Watkins LLP received at 12:33 pm on 22 June, 2010, confirming delivery of the Indenture.

SECOND SCHEDULE

Atlantic Crossing Ltd.

Global Crossing International Networks Ltd.

Global Crossing Asia Holdings Ltd.

Global Crossing Australia Holdings Ltd.

Global Crossing Holdings Limited

Global Crossing International, Ltd.

Global Crossing Network Center Ltd.

South American Crossing Holdings Ltd.

PAC Panama Ltd.

Old GMS Ltd.

GC Crystal Holdings Ltd.

Bahrain Bermuda British Virgin Islands Cayman Islands Guernsey Hong Kong Isle of Man Jersey London Mauritius Seychelles Zurich